Exhibit 99.1
_______________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Adam Orvos	Connie Kao
	Executive Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES REPORTS FIRST QUARTER EARNINGS

PROVIDES SECOND QUARTER GUIDANCE

Dublin, California, May 22, 2025 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended May 3, 2025 of $1.47, compared to $1.46 in earnings per share for the 13 weeks ended May 4, 2024. Net income for the period was $479 million versus $488 million last year. Sales for the first quarter of 2025 were $5.0 billion with comparable store sales flat versus last year.

Jim Conroy, Chief Executive Officer, commented, “Despite the slower start to the spring selling season in February, our monthly sales performance improved sharply, month after month, for the balance of the quarter. For the first quarter, sales and earnings performed at the high end of our expectations while operating margin of 12.2% was flat year-over-year.”

Update on Shareholder Payouts

During the first quarter of fiscal 2025, a total of 2.0 million shares of common stock were repurchased for an aggregate price of $263 million under the Company’s two-year $2.1 billion authorization approved by its Board of Directors in March 2024. The Company remains on track to buy back a total of $1.05 billion in common stock during fiscal 2025 and complete the program as planned.

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Fiscal 2025 Guidance

Looking ahead, Mr. Conroy commented, “Heightened macroeconomic and geopolitical uncertainty persists, most notably prolonged inflation and evolving trade policies. While we directly import only a small portion of our merchandise, more than half of the goods we sell originate from China. As such, we expect pressure on our profitability if tariffs remain at elevated levels. Given the varying nature of tariff announcements, we are only providing an outlook for the second quarter at this time and are withdrawing our previously provided annual sales and earnings guidance.”

Mr. Conroy continued, “For the 13 weeks ending August 2, 2025, comparable store sales are now projected to be flat to up 3% on top of a 4% gain in the second quarter of last year. Earnings per share for the second quarter are now projected to be in the range of $1.40 to $1.55, versus earnings per share of $1.59 for the prior year period ended August 3, 2024. This earnings guidance range includes an approximate $0.11 to $0.16 per share cost impact from announced tariffs.”

Mr. Conroy concluded, “The volatility of trade policies and the corresponding impact on the economy, the consumer, and our profitability is highly unpredictable. During these uncertain times, we will focus on what we can control and manage the business conservatively. We have a seasoned executive team, a flexible off-price business model, and a strong financial foundation that should enable us to navigate through this uncertain environment.”

The Company will host a conference call on Thursday, May 22, 2025 at 4:15 p.m. Eastern time to provide additional details concerning its first quarter results and management’s outlook for the second quarter. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 201-612-7415, PIN #13753720 until 8:00 p.m. Eastern time on May 29, 2025, as well as on the Company’s website.

Forward-Looking Statements: This press release and the related conference call remarks contain forward-looking statements regarding, without limitation, projected sales, costs, and earnings, planned new store growth, capital expenditures, and other matters. These forward-looking statements reflect our then-current beliefs, plans, and estimates with respect to future events and our projected financial performance and operations, and they are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, risk from changes in U.S. tax, tariff, or trade policy regarding apparel, shoes, and home-related merchandise produced in China and other countries could significantly and adversely affect our business. While we directly import only a small portion of our merchandise, more than half of the goods we sell originate from China. Elevated tariff levels on goods imported into the United States from China and other countries may disrupt our merchandise purchasing patterns, increase our costs, and put pressure on our margins and profitability; uncertainties arising from the macroeconomic environment, including inflation and the price of necessities, high interest rates, housing costs, energy and fuel costs, financial and credit market conditions, recession concerns, geopolitical conditions, and public health and public safety issues may affect consumer confidence, consumer disposable income, and shopping behavior, as well as our costs; unexpected changes in the level of consumer spending on, or preferences for, apparel and home-related merchandise could adversely affect us; competitive pressures in the apparel and home-related merchandise retailing industry; our need to effectively manage our inventories, markdowns, and inventory shortage in order to achieve our planned gross margins; risks associated with importing and selling merchandise produced in China and other countries, including risks from supply chain disruption, shipping delays, and higher than expected ocean freight costs; unseasonable weather or extreme temperatures that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise; our dependence on the market availability, quantity, and quality of attractive brand name merchandise at desirable discounts, and on the ability of our buyers to anticipate consumer preferences and to purchase merchandise to enable us to offer customers a wide assortment of merchandise at competitive prices; information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could disrupt our operations, and result in theft or unauthorized disclosure of confidential and valuable business information, such as customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; disruptions in our supply chain or in our information systems, including from ransomware or other cyber-attacks could impact our ability to process sales and to deliver product to our stores in a timely and cost-effective manner; our need to obtain acceptable new store sites with favorable consumer demographics to achieve our planned store openings; our need to expand in existing markets and enter new geographic markets in order to achieve planned growth and market penetration; consumer problems or legal issues involving the quality, safety, or authenticity of products we sell could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters, or the adoption of new federal or state tax legislation that increases tax rates or adds new taxes could increase our costs; damage to our corporate reputation or brands could adversely affect our sales and operating results; our need to continually attract, train, and retain associates with the retail talent necessary to execute our off-price retail strategies; our need to effectively advertise and market our business; possible volatility in our revenues and earnings; a public health or public safety crisis, or a natural or man-made disaster in California or another region where we have a concentration of stores, offices, or a distribution center could harm our business; our need to maintain sufficient liquidity to support our continuing operations and our new store openings. Other risk factors are set forth in our SEC filings including the Form 10-K for fiscal 2024 and fiscal 2025 Form 8-Ks on file with the SEC. The factors underlying our forecasts and plans are dynamic and subject to change. As a result, any forecasts or forward-looking statements speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We disclaim any obligation to update or revise these forward-looking statements.

About Ross Stores, Inc.
Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2024 revenues of $21.1 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,847 locations in 44 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 358 dd’s DISCOUNTS® stores in 22 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended
($000, except stores and per share data, unaudited)	May 3, 2025	May 4, 2024

Sales	$4,984,971	$4,858,067

Costs and Expenses
Cost of goods sold	3,581,366	3,490,672
Selling, general and administrative	797,135	776,282

Operating income	606,470	591,113

Interest income, net	(34,409)	(45,950)
Earnings before taxes	640,879	637,063
Provision for taxes on earnings	161,630	149,073
Net earnings	$479,249	$487,990

Earnings per share
Basic	$1.48	$1.47
Diluted	$1.47	$1.46

Weighted-average shares outstanding (000)
Basic	324,877	331,258
Diluted	327,005	333,737

Store count at end of period	2,205	2,127

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	May 3, 2025	May 4, 2024
Assets

Current Assets
Cash and cash equivalents	$3,783,413	$4,654,316
Accounts receivable	181,004	165,436
Merchandise inventory	2,669,849	2,461,699
Prepaid expenses and other	240,837	225,911
Total current assets	6,875,103	7,507,362

Property and equipment, net	3,827,541	3,515,193
Operating lease assets	3,325,849	3,210,455
Other long-term assets	276,123	258,772
Total assets	$14,304,616	$14,491,782

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,163,954	$2,119,114
Accrued expenses and other	616,008	612,244
Current operating lease liabilities	702,025	679,596
Accrued payroll and benefits	274,877	313,305
Income taxes payable	180,083	212,700
Current portion of long-term debt	498,812	948,590
Total current liabilities	4,435,759	4,885,549

Long-term debt	1,016,897	1,513,200
Non-current operating lease liabilities	2,797,935	2,693,259
Other long-term liabilities	268,698	245,096
Deferred income taxes	209,249	206,726

Commitments and contingencies

Stockholders’ Equity	5,576,078	4,947,952
Total liabilities and stockholders’ equity	$14,304,616	$14,491,782

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
($000, unaudited)	May 3, 2025	May 4, 2024
Cash Flows From Operating Activities
Net earnings	$479,249	$487,990
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	115,938	109,186
Stock-based compensation	39,296	40,447
Deferred income taxes	22,209	10,488
Change in assets and liabilities:
Merchandise inventory	(225,336)	(269,479)
Other current assets	(58,426)	(57,685)
Accounts payable	67,182	179,376
Other current liabilities	(173,946)	(269,973)
Income taxes	139,086	138,959
Operating lease assets and liabilities, net	1,351	2,267
Other long-term, net	3,112	(2,655)
Net cash provided by operating activities	409,715	368,921

Cash Flows From Investing Activities
Additions to property and equipment	(207,378)	(136,249)
Net cash used in investing activities	(207,378)	(136,249)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	6,143	6,224
Treasury stock purchased	(60,131)	(70,480)
Repurchase of common stock	(262,521)	(262,479)
Dividends paid	(133,300)	(123,298)
Payment of long-term debt	(700,000)	—
Net cash used in financing activities	(1,149,809)	(450,033)

Net decrease in cash, cash equivalents, and restricted cash and cash equivalents	(947,472)	(217,361)

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	4,796,462	4,935,441
End of period	$3,848,990	$4,718,080

Reconciliations:
Cash and cash equivalents	$3,783,413	$4,654,316
Restricted cash and cash equivalents included in prepaid expenses and other	17,050	14,666
Restricted cash and cash equivalents included in other long-term assets	48,527	49,098
Total cash, cash equivalents, and restricted cash and cash equivalents:	$3,848,990	$4,718,080

Supplemental Cash Flow Disclosures
Interest paid	$35,939	$40,158
Income taxes paid (refunded), net	$334	$(375)